EXHIBIT 4.22

QUALITY DISTRIBUTION, LLC

QD CAPITAL CORPORATION

10% Senior Note due 2013

THIS NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” WITHIN THE MEANING OF SECTION 1272, ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE PROMPTLY TO ANY HOLDER OF THE NOTE (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE, (3) THE ORIGINAL YIELD TO MATURITY OF THE NOTE, AND (4) THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE. SUCH REQUEST SHOULD BE SENT TO THE COMPANY AT 4041 PARK OAKS BLVD., SUITE 200, TAMPA, FLORIDA 33610-3802, ATTN: CHIEF FINANCIAL OFFICER.

No.	Principal Amount $
ISIN No.
CUSIP No.

QUALITY DISTRIBUTION, LLC, a Delaware limited liability company (the “Company”), and QD CAPITAL CORPORATION, a Delaware corporation (“QD Capital”, and together with the Company, the “Issuers”), which terms include any of their successors under the Indenture hereinafter referred to), for value received promise to pay to CEDE & CO. or registered assigns, the principal sum of [            ] Dollars ($            ) on June 1, 2013.

Interest Payment Dates: June 1 and December 1; commencing June 1, 2010.

Record Dates: May 15 and November 15.

Reference is made to the further provisions of this Security contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuers have caused this Security to be signed manually or by facsimile by their duly authorized officers.

Dated:

QUALITY DISTRIBUTION, LLC

By:
Stephen R. Attwood Senior Vice President and Chief Financial Officer

QD CAPITAL CORPORATION

By:
Stephen R. Attwood Senior Vice President and Chief Financial Officer

[FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION]

This is one of the 10% Senior Notes due 2013 described in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
[ ]

[REVERSE OF SECURITY]

QUALITY DISTRIBUTION, LLC

QD CAPITAL CORPORATION

10% Senior Note due 2013

1.	Interest.

QUALITY DISTRIBUTION, LLC, a Delaware limited liability company (the “Company”), and QD CAPITAL CORPORATION, a Delaware corporation (“QD Capital”, and together with the Company, the “Issuers”), which terms include any of their successors under the Indenture hereinafter referred to), promise to pay interest on the principal amount of this Security at the rate per annum shown above. Interest will be payable semi-annually in cash in arrears on each June 1 and December 1 (the “Interest Payment Date”), commencing on June 1, 2010, to the persons who are registered holders at the close of business on the May 15 and November 15 immediately preceding the applicable Interest Payment Date. Interest on the Securities will accrue from the most recent date for which interest has been paid or, if no interest has been paid, from and including the date of issuance and will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The Issuers shall pay interest on overdue principal from time to time on demand at the rate borne by this Security plus 2% and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.

The Securities will not be entitled to the benefit of any mandatory sinking fund.

2.	Method of Payment.

The Issuers shall pay interest on the Securities (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Securities are canceled on registration of transfer or registration of exchange (including pursuant to an Exchange Offer (as defined in the Indenture)) after such Record Date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Issuers shall pay principal, premium, if any and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). However, the Issuers may pay principal, premium, if any, and interest by wire transfer of federal funds, or interest by check payable in such U.S. Legal Tender. The Issuers may deliver any such interest payment to the Paying Agent or to a Holder at the Holder’s registered address.

3.	Paying Agent and Registrar.

Initially, The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) will act as Paying Agent and Registrar. The Issuers may change any Paying Agent, Registrar or co-Registrar without notice to the Holders. The Company or any of its Subsidiaries may, subject to certain exceptions, act as Registrar or co-Registrar.

4.	Indenture.

The Issuers issued the Securities under an Indenture, dated as of October 15, 2009 (the “Indenture”), among the Issuers, the Guarantors and the Trustee. This Security is one of a duly authorized issue of Securities of the Issuers designated as their 10% Senior Notes due 2013 (the “Initial Notes”). Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter as in effect on the date on which the Indenture is qualified under the TIA. Notwithstanding anything to the contrary herein, the Securities are subject to all such terms, and Holders of Securities are referred to the Indenture and the TIA for a statement of them. The Securities are general obligations of the Issuers unlimited in amount, of which an aggregate principal amount of $134,499,000 are being issued on the Issue Date.

5.	Optional Redemption.

The Issuers may redeem the Securities, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ notice at 100.00% (expressed as a percentage of the principal amount), plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

6.	Mandatory Redemption

(a) The Securities are subject to redemption on each June 1 and December 1, commencing December 1, 2010, at 100.00% (expressed as a percentage of the principal amount), plus accrued and unpaid interest, if any, to the date of redemption, in an aggregate principal amount equal to the sum of (x) $6,000,000 and (y) any Mandatory Redemption Installment Carryover Amount; provided, that the amount of such redemption shall be reduced to the extent necessary, so that immediately before and immediately after giving effect to such redemption on a pro forma basis:

(i) the Payment Conditions shall be satisfied; and,

(ii) the sum of borrowing availability under the Credit Agreement, plus unrestricted cash and Cash Equivalents, shall be greater than or equal to $37.5 million;

provided further that so long as the borrowing availability under the Credit Agreement is subject to review or dispute pursuant to an ongoing collateral audit or collateral appraisal, the amount of the redemption obligation shall be reduced by such amount as is necessary in the reasonable discretion of the management of the Company to ensure that the conditions listed above are satisfied, and the determination as to the amount of any remaining redemption and the requirement to make such remaining redemption shall be deferred until such collateral audit or collateral appraisal has become effective.

(b) The amount of the semi-annual redemption obligation shall be reduced by the lesser of the principal amount or purchase price of Securities optionally redeemed or otherwise repurchased by the Issuers during the period from and excluding the immediately preceding semi-annual redemption date to and including the applicable redemption date (or from and including the Issue Date to and including December 1, 2010, in the case of the first semi-annual redemption), and to the extent the amount of such prior optional redemptions or repurchases exceeds the amount of the repurchase obligation with respect to a particular semi-annual redemption date, such amount may applied to reduce the amount subject to redemption with respect to subsequent semi-annual redemption dates.

(c) Beginning with the fiscal year of the Company ending December 31, 2011, promptly following the delivery by the Company (or QD Inc. if it is filing reports as permitted by this Indenture) of annual financial information for each fiscal year in accordance with Section 4.10(i) but in no event later than 105 days after the end of each fiscal year of the Company, the Issuers shall, by written notice in accordance with Paragraph 7 (which notice may be subject to the satisfaction of the conditions to the redemption obligation described above), notify the Holders of the redemption of a portion of the Securities at 100.00% (expressed as a percentage of the principal amount), plus accrued and unpaid interest, if any, to the date of redemption, in an aggregate principal amount equal to the Excess Cash Flow Catch-Up Amount, and shall make such redemption on the Redemption Date; provided, that the amount of such redemption shall be reduced to the extent necessary, so that immediately before and immediately after giving effect to such redemption on a pro forma basis (a) the Payment Conditions shall be satisfied and (b) the sum of borrowing availability under the Credit Agreement, plus unrestricted cash and Cash Equivalents, shall be greater than or equal to $37.5 million; and provided, further that so long as the borrowing availability under the Credit Agreement is subject to review or dispute pursuant to an ongoing collateral audit or collateral appraisal, the amount of the redemption obligation shall be reduced by such amount as is necessary in the reasonable discretion of the management of the Company to ensure that the conditions listed above are satisfied, and the determination as to the amount of any remaining redemption and the requirement to make such remaining redemption shall be deferred until such collateral audit or collateral appraisal has become effective.

7.	Notice of Redemption.

Notice of redemption shall be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at such Holder’s registered address. Securities in denominations of $1,000 may be redeemed only in whole. The Trustee may select for redemption portions (equal to $1,000 or any integral multiple thereof) of the principal of Securities that have denominations larger than $1,000.

If any Security is to be redeemed in part only, the notice of redemption that relates to such Security shall state the portion of the principal amount thereof to be redeemed. A new Security in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Security. On and after the Redemption Date, interest will cease to accrue on Securities or portions thereof called for redemption, subject to the provisions of the Indenture.

8.	Change of Control Offer.

Upon the occurrence of a Change of Control, the Issuers will be required, as and to the extent set forth in the Indenture, to offer to purchase all of the outstanding Securities at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, thereon to the date of repurchase (subject to the right of Securityholders of record on the relevant record date to receive interest due on the relevant Interest Payment Date); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuers shall not be obligated to repurchase the Securities pursuant to this Paragraph 8 in the event that the Issuers have exercised their right to redeem all of the Securities under the terms of Paragraph 5 hereof).

9.	Limitation on Asset Sales.

The Issuers are, subject to certain conditions, obligated to make an offer to purchase Securities at 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to the date of repurchase with certain Net Cash Proceeds of certain sales or other dispositions of assets in accordance with the Indenture.

10.	Denomination, Transfer, Exchange.

The Securities are in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. A Holder shall register the transfer of or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities or portions thereof selected for redemption, except the unredeemed portion of any security being redeemed in part.

11.	Persons Deemed Owners.

The registered Holder of a Security shall be treated as the owner of it for all purposes.

12.	Unclaimed Funds.

If funds for the payment of principal, premium, if any, or interest remain unclaimed for two years, the Trustee and the Paying Agent will repay the funds to the Issuers at their request. After that, all liability of the Trustee and such Paying Agent with respect to such funds shall cease.

13.	Discharge Prior to Redemption or Maturity.

The Issuers and any Guarantor may be discharged from their obligations under the Indenture or the Securities and any Guarantee except for certain provisions thereof, and may be discharged from obligations to comply with certain covenants contained in the Indenture and the Securities and any Guarantee, in each case upon satisfaction of certain conditions specified in the Indenture.

14.	Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture and the Securities and any Guarantee may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Securities then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture, the Securities and any Guarantee to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Securities in addition to or in place of certificated Securities or comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA, or make any other change that does not materially adversely affect the rights of any Holder of a Security.

15.	Restrictive Covenants.

The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to make restricted payments, to incur indebtedness, to create liens, to sell assets, to permit restrictions on dividends and other payments by Restricted Subsidiaries of the Company to the Company, to consolidate, merge or sell all or substantially all of its assets or to engage in transactions with affiliates. The limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.

16.	Defaults and Remedies.

If an Event of Default occurs and is continuing, the Trustee or the Holders or beneficial holders (without duplication) of at least 25% in aggregate principal amount of Securities then outstanding may declare all the Securities to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of Securities may not enforce the Indenture, the Securities or any Guarantee except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture, the Securities or the Guarantees, unless it has received reasonable indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Securities then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Securities notice of certain continuing Defaults or Events of Default if it determines that withholding notice is in their interest.

17.	Trustee Dealings with Issuers.

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with the Issuers, their Subsidiaries or their respective Affiliates as if it were not the Trustee.

18.	No Recourse Against Others.

No Affiliate, stockholder, director, officer, employee or limited liability company member of the Issuers or any of their Subsidiaries shall have any liability for any obligation of the Issuers under the Securities or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Security by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Securities.

19.	Authentication.

This Security shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on this Security.

20	Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Security or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

21.	Governing Law.

This Security shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

22.	CUSIP and ISIN Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP and ISIN numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the accuracy of such numbers as printed on the Securities and reliance may be placed only on the other identification numbers printed hereon.

23.	Indenture.

Each Holder, by accepting a Security, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.

The Issuers will furnish to any Holder of a Security upon written request and without charge a copy of the Indenture which has the text of this Security in larger type. Requests may be made to: Quality Distribution, LLC, 4041 Park Oaks Blvd., Suite 200, Tampa, Florida 33610-3802, Attn: Chief Financial Officer.

ASSIGNMENT FORM

I or we assign and transfer this Security to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint                                                                                                                                                         agent to transfer this Security on the books of the Issuers. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as name appears on the other side of this Security)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 4.16 or Section 4.17 of the Indenture, check the appropriate box:

Section 4.16 ☐	Section 4.17 ☐

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 4.16 or Section 4.17 of the Indenture, state the amount: $

Dated:	Signed:
(Sign exactly as name appears on the other side of this Security)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)